Exhibit 8.1

November 19, 2012

Prudential Financial, Inc.,

    751 Broad Street,

        Newark, New Jersey 07102.

Ladies and Gentlemen:

We have acted as counsel to Prudential Financial, Inc., a New Jersey corporation (“Prudential”), in connection with the issuance and sale of $1,500,000,000 aggregate principal amount of Prudential’s 5.625% Fixed-to-Floating Rate Junior Subordinated Notes due 2043 (the “Notes”), as described in the prospectus supplement, filed with the Securities and Exchange Commission on November 15, 2012 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-180020, 333-180020-01 and 333-180020-02) under the Securities Act of 1933 as amended (the “Act”), dated March 9, 2012.

We hereby confirm to you our opinion as set forth under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to Prudential’s Form 8-K to be filed in connection with the issuance and sale of the Notes, and to the reference to us under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP